Exhibit 10.1

Highfields Capital Management LP

200 Clarendon Street

51st Floor

Boston, MA 02117

April 18, 2003

Silicon Graphics, Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Robert Bishop

Ladies and Gentlemen:

Reference is made to the letter agreement dated February 11, 2003 (the “Confidentiality Agreement”) between Highfields Capital Management LP (“Highfields”) and Silicon Graphics, Inc.  (the “Company”).  Pursuant to the Confidentiality Agreement, the Company provided Highfields with certain Information (as defined in the Confidentiality Agreement) about the Company and its proposed restructuring of the $230 million outstanding principal amount of its 5.25% Senior Convertible Notes due September 1, 2004 (the “Old Notes”) issued under an Indenture dated September 1, 1997 between the Company and State Street Bank and Trust Company of California, N.A., as trustee ( the “Indenture”).  The proposed restructuring is referred to as the “Transaction” in the Confidentiality Agreement.  The Company has determined that the Transaction will be structured as an exchange offer (the “Exchange Offer”), pursuant to which all holders of the Old Notes will be offered, in exchange for each $1000 in principal amount of Old Notes, a choice between $1000 principal amount of the Company ‘s 11.75% Notes due July 1, 2009 (the “New Notes”) or $1000 principal amount of the Company’s 6.50% Convertible Notes due July 1, 2009.  The Exchange Offer will be made as a public offer to all holders of the Old Notes by means of a registration statement and a tender offer statement, such statements to be filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, respectively.  The registration statement and tender offer statement are referred to collectively as the “Exchange Offer Materials”.  The Exchange Offer Materials include a description of the New Notes.

Highfields represents that investment entities over which it or its affiliates exercise investment discretion and control (“the Funds”) are the sole beneficial owners of $67,558,000 in aggregate principal amount of the Old Notes and that on behalf of such Funds, it has full power to enter into this agreement and to dispose of such Old Notes.  Highfields has reviewed the Information it has received from the Company and has participated in discussions with the Company of the terms of the Transaction.  Highfields acknowledges that the Company has provided it the access and opportunity to obtain such additional Information as it has deemed necessary to make an informed decision to participate in the Exchange Offer, including the Exchange Offer Materials in the form in which such Materials are to be filed with the SEC on the date that the Exchange Offer is to be announced ( the “Launch Date”).  The Company represents to Highfields that, as of the Launch Date the Exchange Offer Materials as filed with the SEC will not contain any misstatements of material fact or omissions of material fact necessary to make the statements contained therein not misleading.  On the Launch Date, all material Information provided to Highfields pursuant to the Confidentiality Agreement will be made publicly available and the “Restricted Period” under the Confidentiality Agreement shall terminate.  Highfields therefore agrees as follows:

1.             Promptly upon its receipt of the Exchange Offer Materials after the commencement of the Exchange Offer, it will tender 100% of its Old Notes in exchange for New Notes in accordance with the procedures set forth in the Exchange Offer Materials.

2.             Highfields’ agreement to tender its notes in the Exchange Offer shall be irrevocable and conditioned solely upon the Company’s consummation of the Exchange Offer on the terms set forth in the Exchange Offer Materials as filed with the SEC, as such materials may be amended in accordance with the rules and regulations of the SEC, provided that the Company shall not amend the Materials to change the terms of the Exchange Offer in any material respect (whether or not such change is adverse or favorable to tendering holders of Old Notes, and including specifically and without any implied limitation, any waiver by the Company of the minimal principal amount of the Old Notes to be tendered) unless it offers Highfields the opportunity to withdraw its tender.  In the event that the Exchange Offer is not completed by the Company on or before June 30, 2003, or if the Exchange Offer is terminated or withdrawn by the Company prior to June 30, 2003, or if there shall be an Event of Default (as defined in the Indenture) under Section 6.01(4) or 6.01(5) of the Indenture, Highfields’ agreement to tender shall terminate, and  the Old Notes tendered by Highfields’ shall be returned in accordance with the procedures set forth in the Exchange Offer Materials.

3.             The Company shall be permitted to disclose Highfields’ commitment to participate in the Exchange Offer in accordance with the terms of this agreement in the Exchange Offer Materials and other public communications relating to the Exchange Offer, provided that the Company agrees that it will submit any written statement it proposes to publish relating to Highfield’s participation in the Exchange Offer to Highfields for comment a reasonable  period of time prior to the statement’s public release

4.             If the Company pays any fee to holders of the Old Notes in connection with the Exchange Offer, it will pay an identical fee on identical terms to Highfields.

5.             This agreement  and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the matters covered hereby and each such agreement may be amended only by an agreement in writing executed by each of the parties.

6.             This agreement shall be binding upon, inure to the benefit of and be enforceable by the parties’ respective successors and assigns, including in the case of Highfields, any transferee of the Old Notes beneficially owned by Highfields on the date hereof

7.             The parties agree that money damages would not be a sufficient remedy for any breach of this agreement and that specific performance and injunctive or other equitable relief shall be available as a non-exclusive remedy for any such breach.

8.             This agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of the State of Delaware.

If the foregoing correctly sets forth our agreement as to the matters set forth herein, please confirm our agreement by executing and returning a copy of this agreement to the undersigned.

Very truly yours,

Highfields Capital Management LP

By:	/s/ Richard Grubman
Name:	Richard Grubman
Title:	Managing Member of Highfields GP LLC,
Its general partner

The foregoing terms are agreed to.

SILICON GRAPHICS, INC.

By:             /s/ Robert Bishop
Name:        Robert Bishop

Title:          Chairman and Chief Executive Officer